Exhibit 99.1

Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Kirsten Chapman
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	kchapman@lhai.com

- iMergent Reaches Settlement with the State of Connecticut -

- Continues Doing Business in Connecticut -

OREM, Utah, April 2, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, announced the Office of the Attorney General of the State of Connecticut and iMergent entered into an agreement on April 1st to enter a Final Judgment of Stipulation. The settlement resolves outstanding matters with the State of Connecticut and does not affect continued operations in Connecticut.

Jeff Korn, iMergent general counsel, said, “We have continued to work with regulators to address outstanding issues. While the company only received 14 complaints from customers in Connecticut since January 1, 2006, we were pleased to resolve the two-year non-public review and discussion of our business practices.  We would like to thank the office of the Connecticut State Attorney General for working with us. Fourteen complaints as a percentage of customers we have seen is quite small.  We think that is indicative of our excellent practices, support and service. We attempt to address all complaints expeditiously. We stand ready to satisfy any legitimate customer or regulatory concern. We strive to deliver transparency to regulators, shareholders and, most importantly, our customers.”

Under the terms of the settlement and without an admission of any liability, iMergent refunded certain customers approximately $65,000 and agreed to pay the state of Connecticut’s costs of approximately $65,000.  The company also agreed to make certain disclosures regarding the software sold and certain disclosures related to sales representations made by the company.

Before the stock market opened today, the company filed an SEC Form 8-K.

Safe Harbor

Statements made in this press release regarding iMergent (1) entering into a agreement to enter a Final Judgment of Stipulation, (2) that the settlement resolves outstanding matters with the State of Connecticut, (3) settlement does not affect continued operations in Connecticut, (4) continuing to work  with regulators to address outstanding issues, (5) receiving only 14 complaints from customers in Connecticut since January 1, 2006,(6) that 14 complaints as a percentage of customers seen is quite small,  (7) providing excellent practices,  support and service, (8) addressing  all complaints expeditiously and standing ready to satisfy any legitimate customer complaint or regulatory concern  and  (9)  striving to deliver transparency to regulators, shareholders and, customers are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007, and Form 10-Q for the periods ended September 30, 2007 and December 31, 2007.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.